Exhibit 99.1

                     FIRST LITCHFIELD FINANCIAL CORPORATION


News Release
For Immediate Release

          First Litchfield Financial Corporation Sells Preferred Stock
                  Under the Treasury's Capital Purchase Program

Litchfield, Connecticut, December 12, 2008--First Litchfield Financial Corporation (Trading Symbol: FLFL.OB) (the "Company"), the holding company for The First National Bank of Litchfield (the "Bank"), announced that it has sold to the U.S. Treasury Department $10,000,000 of Preferred Stock under the Capital Purchase Program (the "CPP") of the Emergency Economic Stabilization Act of 2008.

President and CEO Joseph J. Greco stated, "The Company and the Bank are both `well-capitalized' institutions. Nevertheless, in order to grow our capital for our shareholders and to increase the ability of the Bank to make prudent loans to its customers, we determined to seek these funds which are available at attractive rates. We will use these funds to serve the communities we serve by making loans to our customers to purchase homes, grow their businesses and meet their needs for credit."

The Treasury purchased Preferred Stock that qualifies as Tier 1 capital for regulatory purposes and ranks senior to the Common Stock. The Preferred Stock pays a cumulative dividend of 5 percent per annum for the first five years it is outstanding and thereafter at a rate of 9 percent per annum. The Preferred Stock is non-voting, other than voting rights on matters that could adversely affect the Preferred Stock. The Preferred Stock is callable at one hundred percent of the issue price plus any accrued and unpaid dividends after three years. Prior to the end of three years, the Preferred Stock may only be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock for cash.

As part of the CPP, the Company issued to the Treasury a 10-year Warrant to purchase 199,203 shares of Common Stock at an exercise price of $7.53 per share. If the Warrant were fully exercised, the Company estimates that the ownership percentage of the current shareholders would be diluted by approximately 7.8% percent.

The terms and conditions of the transaction conform to those established by the Treasury and further details may be found at the Treasury's website at http://treas.gov/initiatives/eesa.

At September 30, 2008, the Company's Tier 1 capital ratio was 6.31% and its total risk-based capital ratio was 10.21%; using risk-weighted assets as of September 30, 2008, the Company's Tier I capital ratio and its total risk-based capital ratio after the issuance of the Preferred Stock would be approximately 8.38% and 12.98%, respectively.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

The First National Bank of Litchfield is a community bank operating nine full-service banking offices in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Washington and two in Torrington, Connecticut. The Bank maintains a full service Trust Department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. The Bank's subsidiary, First Litchfield Leasing
Corporation, provides middle market equipment leasing/financing to the commercial markets of Connecticut and Massachusetts. The Company's website address is www.fnbl.com.

Contact:
  Joseph J. Greco, President and CEO
  (860) 567-6438

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